UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2019

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 424-238-4589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

1

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 3, 2018, Gopher Protocol Inc. (the “Company”) entered into the Securities Purchase Agreement with a third party institutional investor (the “Investor”), pursuant to which the Company issued to the Investor a Senior Secured Redeemable Convertible Debenture (the “Debenture”) in the aggregate face value of $8,340,000. The Debenture has a maturity date two years from the issuance date and the Company agreed to pay compounded interest on the unpaid principal balance of the Debenture at the rate equal to the Wall Street Journal Prime Rate plus 2% per annum. Interest is payable on the date the applicable principal is converted or on maturity. The interest must be paid in cash and, in certain circumstances, may be paid in shares of common stock. The transactions described above closed on December 3, 2018. In connection with the issuance of the Debenture and pursuant to the terms of the Securities Purchase Agreement (the “SPA”), the Company issued to the Investor Warrants to acquire up to 22,500,000 shares of common stock for a term of three years on a cash-only basis at an exercise price of $1.00 per share with respect to 5,000,000 warrant shares, $0.75 with respect to 7,500,000 warrant shares and $0.50 with respect to 10,000,000 warrant shares. Pursuant to the terms of the SPA, the Investor agreed to tender to the sum of $7,500,000, of which the Company received the sum of $4,500,000 as of the closing, $1,000,000 on January 4, 2019 and two additional tranches of $1,000,000 on the second and third monthly anniversaries of the closing.

On May 28, 2019, the Investor delivered to the Company a “Notice of Default and Notice of Sale of Collateral” (the “Notice”). In the Notice, the Investor declared that the Company was in default of the terms of the SPA. Specifically, the Investor claimed that nine “Trigger Events” had occurred under the Debenture which constituted an Event of Default. The Triggering Events alleged to have occurred were (i) the Company replacing Empire Stock Transfer Inc. as Company’s transfer agent before a reputable registered transfer agent agreed in writing to serve as Company’s transfer agent and to be bound by all terms and conditions of the Investor’s Transfer Agent Instructions, (ii) the Company failing to engage a suitable replacement reputable registered transfer agent that agreed to serve as transfer agent for Company and be bound by the terms and conditions of the Transfer Agent Instructions as soon as practicable and in any event within 2 Trading Days; (iii) the Company making an objection and instruction to its transfer agent, West Coast Stock Transfer Inc., not to comply with a conversion notice from the Investor; (iv) the Company’s Common Stock no longer being designated for trading on the OTCQB or a higher stock market; (v) the Company issuing a press release relating to and referencing Investor, the Debenture and the transactions contemplated thereby, without providing it to Investor for review and approval prior to issuing; (vi) the Company filing a Current Report on Form 8-K relating to and referencing the Investor, the Debenture and the transactions contemplated thereby, without providing it to the Investor for review and approval prior to filing; (vii) the Company advising Investor’s brokers that a registration statement is not effective and available for the resale of all Conversion Shares; (viii) the Company advising Investor’s brokers that a registration statement is not effective and available for the resale of all Conversion Shares, and an exemption is not available for the resale of all the Conversion Shares without restriction; and (ix) the Company stating that it permitted its transfer agent to issue shares of Common Stock to the Investor which, when aggregated with all other shares of common stock then deemed beneficially owned by the Investor, would result in the Investor owning more than 4.99% of all common stock outstanding immediately after giving effect to such issuance.

On May 30, 2019, in a letter to the Investor the Company disputed each of the purported “Trigger Events” and demanded the Investor retract the Notice. It is the Company’s position that the Notice is a further attempt by the Investor to mask its issues surrounding its recent conversion notice and resulting affiliate status as previously reported by the Company. The Investor responded that the Notice will not be withdrawn.

In the Notice, the Investor declared all obligations under the SPA immediately due and payable. In the Notice, the Investor purported to establish 10:00 a.m. Eastern Time on Monday, June 24, 2019, as the date on which it intended to sell and dispose of the collateral securing the Debentures and said the sale would take place in St. Thomas, The Virgin Islands. The Company has requested that the Investor confirm the current outstanding balance of the Debentures. The Investor has not responded to such requests.

2

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Notice of Default and Notice of Sale of Collateral

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

By:/s/ Douglas Davis

-----------------------------------------

Name: Douglas Davis

Title: Chief Executive Officer

Date: June 3, 2019

4